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                                                                   EXHIBIT 99.1

                                  PRESS RELEASE

For Immediate Release:

INTERFOODS OF AMERICA, INC. ANNOUNCES
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PROPOSED MANAGEMENT-LED GOING-PRIVATE TRANSACTION
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MIAMI, FLORIDA--October 23, 2001 ---- Interfoods of America, Inc. (OTCBB:
IFDA.OB) today announced that it has received a proposal from management for a going-private transaction. The proposed transaction would be in the form of a merger with a corporation wholly-owned by Robert S. Berg and Steven M. Wemple, the chief executive officer and president, respectively, of the Company. Pursuant to the proposal, the Company's shareholders (other than Messrs. Berg and Wemple and their acquisition corporation) would receive unsecured, subordinated notes of the Company in the principal amount of $1.20 per share of Company common stock.

         The notes to be issued by the Company in the transaction would bear interest at the rate of 5% per annum. Interest would be payable semi-annually, with principal becoming due and payable in a single payment at maturity, which would be the third anniversary of the date of issuance. The notes would be subordinated to all senior debt of the Company and would be issued in minimum principal amounts of $100 and thereafter in multiples of $25. Company shareholders would receive the cash equivalent in lieu of any fractional notes.

         The Board of Directors has appointed Marshal E. Rosenberg, Ph.D., the sole director of the Company other than Messrs. Berg and Wemple, as a Special Committee to review the proposed transaction. The Special Committee intends to retain an independent financial advisor and legal counsel for purposes of evaluating the proposal.

         The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of the Company (other than the shares owned by Messrs. Berg and Wemple and their acquisition corporation). The final terms of any acquisition will be based on negotiations between the acquirers and the Special Committee. The proposed acquisition is subject to, among other things,
(1) approval of the proposed transaction by the Special Committee of the Board, the full Board of Directors and the Company's shareholders, (2) receipt of a fairness opinion by the Special Committee, (3) receipt of any applicable regulatory approvals and third-party consents and (4) the inapplicability (either by their terms or as a result of Company Board action) of certain business combination and control share provisions under Nevada law. There can be no assurance that a definitive merger agreement will be executed and delivered, or that the proposed transaction will be consummated.

         The proposed acquisition may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933, the Securities Exchange Act of 1934 and the Trust Indenture Act of 1939, as amended; however, it is anticipated that exemptions from the registration requirements of the Securities Act and the qualification requirements of the Trust Indenture Act will be available to this transaction. This press release shall not constitute an offer or a solicitation of an offer to buy any shares of common stock of the Company or to sell any